July 16, 2008	Mr. Richard G. Spencer
President and Chief Executive Officer
(412) 367-3300
E-mail: rspencer@fidelitybank-pa.com

FIDELITY BANCORP, INC. ANNOUNCES

THIRD QUARTER EARNINGS

AND QUARTERLY DIVIDEND

PITTSBURGH, PA – July 16, 2008 – Fidelity Bancorp, Inc. of Pittsburgh, Pennsylvania (NASDAQ: FSBI), the holding company for Fidelity Bank today announced third quarter earnings for the three-month period ended June 30, 2008. Net income for the period was $1.23 million or $.40 per share (diluted), compared to $1.05 million or $.34 per share (diluted) in the prior year quarter. The Company’s annualized return on average assets was .67% and return on average equity was 10.50% compared to .58% and 9.10% respectively, for the same period in the prior year. For the nine-month period ended June 30, 2008, net income was $3.26 million, or $1.07 per share (diluted), compared to $2.93 million or $.96 per share (diluted) in the prior year period. Annualized return on assets was .59% and return on equity was 9.22% for the fiscal 2008 period, compared to .53% and 8.60%, respectively, for the same period in the prior year.

Net interest income before provision for loan losses increased $661,000 or 18.4% to $4.26 million for the three-month period ended June 30, 2008, compared to $3.60 million in the prior year period. For the nine months ended June 30, 2008, net interest income before provision for loan losses increased $1.53 million or 14.4% to $12.18 million, compared to $10.65 million in the prior year period.

The provision for loan losses increased to $350,000 for the quarter ended June 30, 2008 compared to $100,000 for the quarter ended June 30, 2007, and increased to $740,000 for the nine-months ended June 30, 2008, compared to $425,000 in the prior year period. Non-performing loans and foreclosed real estate were 1.65% of total assets at June 30, 2008, and the allowance for loan losses was 28.11% of non-performing loans at that date.

Other income increased $57,000 or 6.4% to $954,000 for the quarter ended June 30, 2008 compared to $897,000 for the same period last year. For the nine months ended June 30, 2008, other income was $2.43 million, a decrease of $168,000 or 6.5% over the prior year period. The increase for the current quarter primarily reflects an increase in loan service charges and fees of $56,000, an increase in the gain on the sales of loans of $33,000, and an increase in deposit service charges and fees of $35,000, partially offset by a decrease in the gain on the sales of investment securities of $32,000, and a decrease in other operating income of $35,000. The decrease for the nine-month period ended June 30, 2008 primarily relates to the $322,000 impairment charge taken on a security in its investment portfolio, partially offset by an increase in loan service charges and fees of $131,000, an increase in the gain on the sales of loans of $58,000, and an increase in deposit service charges and fees of $153,000.

Operating expenses for the quarter ended June 30, 2008, increased $212,000 or 7.0% to $3.25 million compared to $3.04 million for the comparable prior year period. The operating expense increase for the three-month period ended June 30, 2008 is attributed to an increase in compensation and benefits expense of $118,000, an increase in service bureau expense of $49,000 and an increase in other operating expenses of $82,000, partially offset by a decrease in depreciation and amortization of $22,000 and a decrease in foreclosed real estate expense of $23,000. For the nine-month period in this fiscal year, operating expenses increased $391,000 or 4.2% to $9.62 million, compared to $9.23 million in the prior year period. The operating expense increase for the nine-month period ended June 30, 2008 is primarily attributed to an increase in compensation and benefits expense of $161,000, an increase in service bureau expense of $136,000, and an increase in other operating expenses of $252,000, partially offset by decreases in office occupancy and equipment expense of $36,000, depreciation and amortization of $45,000, and losses on the sales of foreclosed real estate of $60,000.

Provision for income taxes increased $79,000 or 25.2% to $393,000 for the quarter ended June 30, 2008 compared to $314,000 for same period last year. For the nine months ended June 30, 2008, the provision for income taxes increased $242,000 or 31.9% to $1.0 million compared to $758,000 for the same period last year.

During the fourth quarter of fiscal 2006, the Bank recorded an extraordinary gain of $481,000, before taxes of $163,000, representing insurance proceeds received from the fire at the Bank’s Carnegie Branch location in October 2005. During the second quarter of fiscal 2007, the Bank received additional insurance proceeds of $135,000, and recorded an extraordinary gain of $89,000, net of taxes. The insurance claim has been settled and no additional proceeds are expected to be recovered.

Total assets were $723.8 million at June 30, 2008, a decrease of $2.7 million or .4% compared to September 30, 2007, and a decrease of $3.1 million or .4% compared to June 30, 2007. Net loans outstanding decreased $7.1 million or 1.6% to $451.8 million at June 30, 2008 as compared to September 30, 2007, anddecreased$3.5 million or .8% as compared to June 30, 2007. Deposits decreased $10.1 million to $423.5 million at June 30, 2008 as compared to September 30, 2007, and decreased $9.9 million or 2.3% as compared to June 30, 2007. Short-term borrowings decreased $19.5 million to $4.1 million at June 30, 2008 as compared to September 30, 2007, anddecreased $14.3 million as compared to June 30, 2007. Long-term debt increased $24.8 million at June 30, 2008 as compared to September 30, 2007, and increased $14.8 million as compared to June 30, 2007. Stockholders’ equity was $45.2 million at June 30, 2008, compared to $46.5 million at September 30, 2007 and $45.9 million at June 30, 2007.

QUARTERLY DIVIDEND

The Board of Directors of Fidelity Bancorp, Inc. yesterday declared a quarterly cash dividend of $.14 per share on the Company’s common stock. The dividend is payable August 29, 2008 to stockholders of record August 15, 2008. This represents the 80th uninterrupted quarterly cash dividend paid to stockholders.

The Company’s filings with the Securities and Exchange Commission are available on-line through the Company’s Internet website at www.fidelitybancorp-pa.com.

Fidelity Bancorp, Inc. is the holding company for Fidelity Bank, a Pennsylvania-chartered, FDIC-insured savings bank conducting business through thirteen offices in Allegheny and Butler counties.

Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Fidelity Bancorp, Inc. with the Securities and Exchange Commission from time to time.

Fidelity Bancorp, Inc. and Subsidiaries

Income Statement for the Three and Nine Months Ended

June 30, 2008 and 2007 - Unaudited

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Interest income:
Loans	$6,948	$7,272	$21,432	$21,472
Mortgage-backed securities	1,088	1,005	3,006	3,142
Investment securities	1,682	1,847	5,437	5,835
SWAP’s	(15)	—	—	—
Deposits with other institutions	8	9	20	26
Total interest income	9,711	10,133	29,895	30,475

Interest expense:
Savings deposits	2,751	3,432	9,169	9,881
Borrowed funds	2,609	2,866	8,196	9,248
SWAP’s	7	—	11	—
Subordinated debt	81	233	335	693
Total interest expense	5,448	6,531	17,711	19,822

Net interest income before provision
for loan losses	4,263	3,602	12,184	10,653
Provision for loan losses	350	100	740	425
Net interest income after provision
for loan losses	3,913	3,502	11,444	10,228
Other income:
Loan service charges and fees	161	105	389	258
Gain on sale of investment
and mortgage-backed securities	—	32	7	126
Impairment charge on securities	—	—	(322)	—
Gain on sale of loans	71	38	127	69
Deposit service charges and fees	363	328	1,087	934
Other operating income	359	394	1,142	1,211
Total other income	954	897	2,430	2,598

Operating expenses:
Compensation and benefits	2,089	1,971	6,133	5,972
Office occupancy and equipment	250	230	772	808
Depreciation and amortization	141	163	433	478
Loss on sales of foreclosed real estate	16	27	21	81
Foreclosed real estate expense	5	28	28	41
Intangible amortization	7	8	22	26
Service bureau expense	93	44	236	100
Other operating expenses	646	564	1,973	1,721
Total operating expenses	3,247	3,035	9,618	9,227

Income before income tax provision
and extraordinary gain	1,620	1,364	4,256	3,599
Income tax provision	393	314	1,000	758
Income from continuing operations	$1,227	$1,050	$3,256	$2,841
Income from extraordinary gain, net of taxes	$—	$—	$—	$89
Net income	$1,227	$1,050	$3,256	$2,930

Basic earnings per share
Income from continuing operations	$0.41	$0.35	$1.08	$0.95
Income from extraordinary gain, net of taxes	$—	$—	$—	$0.03
Net income	$0.41	$0.35	$1.08	$0.98
Diluted earnings per share
Income from continuing operations	$0.40	$0.34	$1.07	$0.93
Income from extraordinary gain, net of taxes	$—	$—	$—	$0.03
Net income	$0.40	$0.34	$1.07	$0.96

Balance Sheets – Unaudited

(in thousands, except share data)

	June 30,	September 30,	June 30,
	2008	2007	2007

Assets:
Cash and due from depository institutions	$7,773	$10,848	$10,834
Interest-earning demand deposits	1,546	228	386
Securities available-for-sale	155,971	152,223	151,694
Securities held-to-maturity	74,128	74,553	78,043
Loans receivable, net	451,804	458,929	455,343
Loans held-for-sale	602	169	577
Foreclosed real estate, net	107	52	95
Federal Home Loan Bank stock, at cost	7,314	7,102	7,017
Accrued interest receivable	3,536	3,639	3,611
Office premises and equipment	5,929	5,825	6,003
Other assets	15,134	13,009	13,385
Total assets	$723,844	$726,577	$726,988
Liabilities and Stockholders’ Equity:
Liabilities:
Deposits	$423,475	$433,555	$433,371
Short-term borrowings	4,138	23,618	18,404
Subordinated notes payable	7,732	7,732	10,310
Securities sold under agreement to repurchase	106,384	105,537	96,775
Advance payments by borrowers for taxes
and insurance	3,853	1,451	3,911
Long-term debt	128,863	104,050	114,111
Other liabilities	4,237	4,164	4,170
Total liabilities	678,682	680,107	681,052
Stockholders’ equity:
Common stock, $.01 par value per share,
10,000,000 shares authorized, 3,643,934,
3,606,722, and 3,604,250 shares issued	36	36	36
Treasury stock, 619,129, 619,129, and 614,029 shares	(10,382)	(10,382)	(10,295)
Additional paid-in capital	45,861	45,338	45,279
Retained earnings	15,106	13,115	12,752
Accumulated other comprehensive loss,
net of tax	(5,459)	(1,637)	(1,836)
Total stockholders’ equity	45,162	46,470	45,936
Total liabilities and stockholders’ equity	$723,844	$726,577	$726,988

Other Data:

	At or For the Three Month Period Ended
	June 30,
	2008	2007

Annualized return on assets	0.67%	0.58%
Annualized return on equity	10.50%	9.10%
Equity to assets	6.24%	6.32%
Interest rate spread (tax equivalent)	2.40%	2.02%
Net interest margin (tax equivalent)	2.52%	2.16%
Non-interest expense to average assets	1.78%	1.67%
Loan loss allowance to net loans	0.74%	0.64%
Non-performing loans and real estate
owned to total assets at end-of-period	1.65%	0.40%

	At or For the Nine Month Period Ended
	June 30,
	2008	2007

Annualized return on assets	0.59%	0.53%
Annualized return on equity	9.22%	8.60%
Equity to assets	6.24%	6.32%
Interest rate spread (tax equivalent)	2.29%	2.00%
Net interest margin (tax equivalent)	2.42%	2.13%
Non-interest expense to average assets	1.76%	1.68%
Loan loss allowance to net loans	0.74%	0.64%
Non-performing loans and real estate
owned to total assets at end-of-period	1.65%	0.40%